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                                                                    EXHIBIT 99.1


                             7961 SHAFFER PARKWAY
                             SUITE 5
[VISTA GOLD CORP. LOGO]      LITTLETON, COLORADO 80127
                             TELEPHONE (720) 981-1185
                             FAX (720) 981-1186

                                          Trading Symbol: VGZ
                                          Toronto and American Stock Exchanges

------------------------------------------------  N E W S  ---------------------

VISTA GOLD CORP. ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED $3.4 MILLION PRIVATE PLACEMENT

DENVER, COLORADO FEBRUARY 13, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the closing of the private placement financing announced on December 30, 2002. The transaction involved the private sale of 1.4 million special warrants, each priced at U.S.$2.43, for gross proceeds of U.S.$3.4 million. Subject to receipt of shareholder approval for the transaction, each special warrant is exercisable to acquire one common share and one common share purchase warrant with the terms previously announced by the Corporation. The U.S.$3.4 million gross proceeds of the transaction will be held in escrow pending receipt of shareholder approval. The Corporation will seek shareholder approval for the transaction at a special general meeting to be held on February 27, 2003.

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; the Long Valley project in California and the Amayapampa project in Bolivia.



The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at WWW.VISTAGOLD.COM